Exhibit 4.66

THIRD SUPPLEMENTAL LETTER

To:	Aral Sea Shipping S.A. 80 Broad Street Monrovia Liberia - and - Box Ships Inc. Trust Company Complex Ajeltalce Road Ajeltake Island Majuro MH 96960 The Marshall Islands

From:	UniCredit Bank AG 7 Heraklitou Street 106 73 Athens Greece

27 June 2013

Loan Agreement dated 17 May 2011 (as amended by two supplemental letters dated 27 October 2911 and 8 February 2013, respectively, the "Loan Agreement") made between Aral Sea Shipping S.A. as borrower and UniCredit Bank AG as lender (the "Lender") in respect of a loan facility of (originally) up to Thirty two million eight hundred thousand Dollars ($32,800,000)

We refer to the Loan Agreement.

We also refer to the guarantee dated 17 May 2011 (the "Guarantee") made between (i) Box Ships Inc. as guarantor and (ii) the Lender.

Words and expressions defined in the Loan Agreement and the Guarantee shall have the same meanings when used in this Letter and for the purposes of this Letter:

"Effective Date" means the date on which the conditions precedent listed in paragraph (B) are satisfied; and

"Existing Lenders" means, together, ABN Amro Bank N.V., FISH Nordbank AG, International Transport Finance Suisse AG, Credit Suisse AG and Commerzbank AG and, in the singular means, any of them.

Pursuant to discussions between us in which you have requested our consent to amend the financial covenants set out in clause 12.3(b) of the Guarantee and the minimum security requirements set out in clause 15.1 of the Loan Agreement, we hereby confirm our consent and agree that the Loan Agreement and the Guarantee shall be amended as follows:

1	Specific Amendments to Loan Agreement.

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(a)	by adding in Clause 1.1 thereof the following definitions:

"Waiver Period" means the period commencing on 27 June 2013 and ending on 1 January 2014 (inclusive);";

(b)	by deleting the hanging paragraph in clause 14.1 thereof in its entirety and replacing it with the following new clause :

"is below:

(i)	110 per cent. during the Waiver Period; and

(ii)	120 per cent. at all other times,

of the aggregate of the Loan and the Swap Exposure.".

2	Specific Amendments to the Guarantee. By deleting clause 12.3 (b) thereof in its entirety and by replacing it with the following new Clause 12.3(b) as follows:

"(b)           the Leverage Ratio shall not exceed:

(i)           during the Waiver Period, 0.85:1; and

(ii)           at all other times, 0.65:1;".

Save for the above amendments and any consequential changes, all of the other provisions of the Loan Agreement and the Guarantee shall continue to remain in full force and effect.

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Conditions Precedent. The agreement of the Lender to the amendments to the Loan Agreement and the Guarantee contained in paragraphs 1 and 2 above is subject to, the fulfilment of the following conditions precedent which shall have been received by the Lender in all respects in form and substance satisfactory to the Lender and its lawyers on or before the Effective Date:

(a)	documents of the kind specified in Schedule 2, Part A, paragraphs 3, 4 and 5 of the Loan Agreement (as amended and supplemented) updated with appropriate modifications to refer to this Letter;

(b)	an original of this Letter duly executed by the Borrower and the other Security Parties signing the acknowledgement to it confirming their agreement to the terms, and conditions of the same;

(c)	evidence acceptable to the Lender, that all Existing Lenders have consented to at least equal amendments in the Loan Agreement and the Guarantee as those set out in this Letter; and

(d)	any further opinions, consents, agreements and documents in connection with this Letter and the Finance Documents which the Lender may request by notice to the Borrower.

4	Amendments in the Finance Documents. We further confirm that the Loan Agreement and the Finance Documents (as defined therein) shall be amended (with effect from the date of this Letter) as follows:

(a)
by construing all references throughout the Loan Agreement to "this Agreement" and all references in the Finance Documents (other than the Loan Agreement) to the "Loan Agreement" as references to the Loan Agreement as amended and supplemented by this Letter; and

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(b)	by construing all references to the "Finance Documents" in the Loan Agreement and each of the other Finance Documents as references to the Finance Documents as amended and supplemented by this Letter.

5	Notices. Clause 27 (Notices) of the Loan Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

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Governing Law. This Letter shall be governed by and construed in accordance with English law and Clause 29 (Law and Jurisdiction) of the Loan Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

Please confirm your acceptance to the foregoing terms by signing the acceptance at the foot of this Letter.

Yours faithfully,

/s/ Anastasia Kerpinioti	/s/ Pericles Lykoudis
Anastasia Kerpinioti	Pericles Lykoudis
for and on behalf of
UNICREDIT BANK AG

We hereby acknowledge receipt of the above Letter and confirm our agreement and acceptance to the terms hereof.

/s/ Maria Stefanou
Maria Stefanou
Attorney-in-Fact
for and on behalf of
ARAL SEA SHIPPING S.A.

Date: 27 June 2013

/s/ Maria Stefanou	/s/ Katerina Stoupa
Maria Stefanou	Katerina Stoupa
for and on behalf of
BOX SHIPS INC.

Date: 27 June 2013

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We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above Letter and agree in all respects to the same and confirm that the Finance Documents (as that term is defined in the Loan Agreement) to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement (as amended and supplemented by this Letter), the Master Agreement and the other Finance Documents.

/s/ Maria Stefanou
Maria Stefanou
Director
for and on behalf of
ALLSEAS MARINE S.A.

Date: 27 June 2013

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